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Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Adaytum, Inc.:

We consent to the incorporation by reference in the Form 8-K/A of Cognos Incorporated of our report dated April 5, 2002, except as to the notes 8(h) and 13, which are as of April 24, 2002, with respect to the consolidated balance sheet of Adaytum, Inc. as of December 31, 2001, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2001, which report appears in the Form 8-K of Cognos Incorporated dated March 11, 2003.

/s/ KPMG LLP

Minneapolis, Minnesota
March 11, 2003

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